Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated November 25, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Digi International Inc. on Form 10‑K for the year ended September 30, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of Digi International Inc. on Forms S-8 (File Nos. 333-187949, 333-144872, 333-169427, 333-169428, 333-194518, 333-194522, 333-209958, 333-218002, 333-225308, 333-231365 and 333-238614).

/s/ GRANT THORNTON LLP
Minneapolis, Minnesota
November 25, 2020